Exhibit 99.1

Contact:	Jim Gray	Stuart Johnson
	Executive Vice President	Executive Vice President & CFO
	(662) 680-1217	(662) 680-1472
	jimg@thepeopleplace.com	stuartj@thepeopleplace.com

THE PEOPLES HOLDING COMPANY ANNOUNCES PLANS
TO EXPAND TO OXFORD, MISSISSIPPI

TUPELO, MISSISSIPPI (September 3, 2004) – The Peoples Holding Company (AMEX:PHC) today announced plans to construct a full-service bank at the corner of West Jackson Street and Home Depot Drive in Oxford, Mississippi. It is anticipated that the facility will open in the third quarter of 2005. The Company also intends to open a branch, offering loan and other financial services products, in downtown Oxford near the Square. Plans call for this office to be open by mid-October, 2004. Additionally, the Company announced that it intends to locate a full service ATM on the campus of The University of Mississippi in the near future. The establishment of each of these banking facilities is subject to regulatory approval.

"We are pleased to announce our intentions to expand into the dynamic market of Oxford, Mississippi. This represents a natural expansion for us by filling in our existing footprint throughout north and north central Mississippi. We are excited about becoming an active member of the Oxford and University of Mississippi community." said President & CEO, E. Robinson McGraw.

ABOUT THE PEOPLES HOLDING COMPANY

The Peoples Holding Company is the parent of The Peoples Bank & Trust Company, Mississippi's fourth largest commercial bank headquartered in the state, The Peoples Insurance Agency, Inc. and Renasant Bank of Germantown, Tennessee. PHC has assets of approximately $1.6 billion and operates 48 banking, insurance and financial services offices in 29 cities in Mississippi and Tennessee.

NOTE TO INVESTORS

This news release contains forward-looking statements regarding The Peoples Holding Company. All forward-looking statements involve risk and uncertainty and a number of factors could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements. Those factors include, but are not limited to, regulatory approval of the proposed banking facilities announced in this release.